GENERAL CABLE CORPORATION
2014 EXECUTIVE OFFICER
SEVERANCE BENEFIT PLAN
Effective August 1, 2014

1.	PURPOSE AND TERM.
1.1    Purpose of the Plan. The purpose of this plan is to set forth the terms and provisions of the General Cable 2014 Executive Officer Severance Benefit Plan (“Plan”), which is being adopted by GK Technologies, Incorporated (“Company”) for the benefit of a select group of senior executives of General Cable Corporation (“GCC”) and its adopting Affiliates (as defined below) in the event that such employees are subject to certain employment terminations; additional benefits will be provided if such terminations occur within a specified period following a Change in Control (as defined below). It is intended that this Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code, be administered as a “top-hat” plan for a select group of management or highly compensated employees, to the extent applicable, and be exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended.
1.2    Term of the Plan. The effective date of this Plan is August 1, 2014 (“the “Effective Date”). The Plan shall continue until terminated pursuant to Section 11 of the Plan.

2.	COVERED EMPLOYEES.
2.1    Definition of an Eligible Employee. An employee who is employed by GCC or any Affiliate which has adopted this Plan pursuant to Section 12 hereof (an “Employer”) shall be eligible for coverage under this Plan if:
(a)    He holds a position of Executive Vice President or above or he holds the position of Chief Financial Officer, General Counsel, Chief Human Resources Officer or Chief Compliance Officer;
(b)    Except with respect to the Chief Human Resources Officer, he was hired, or first promoted, into a position described in subsection (a) on or after August 1, 2014; and
(c)    He is not ineligible under Section 2.2 of this Plan.

An employee who meets the foregoing requirements is as an “Eligible Employee.” In the event of a Change in Control, employees who were Eligible Employees immediately before the date of the Change in Control shall continue to be Eligible Employees.
2.2    Disqualifications to Eligibility. An employee of an Employer is not an Eligible Employee if:
(a)    he is eligible to participate in the General Cable Executive Officer Severance Plan;
(b)    he has waived coverage under this Plan;
(c)    he is covered by an employment, severance or separation agreement or other arrangement with an Employer under which he is entitled to severance pay or salary continuation upon or after termination of employment; or
(d)    he is covered by an employment, severance or separation agreement or other arrangement with an Employer which states that he is not to receive benefits under this Plan.

3.	QUALIFICATION FOR SEVERANCE BENEFITS.
3.1    Involuntary Termination without Change in Control. In the event that the employment of an Eligible Employee is involuntarily terminated by an Employer for any reason other than (i) death, (ii) Disability, (iii) Cause, (iv) termination upon or within 24 months after a Change in Control for the Chief Executive Officer (as defined in Section 15), or (v) termination upon or within 18 months after a Change in Control for all other Eligible Employees, subject to the requirements of Section 3.3, his Employer shall be obligated to provide the severance benefits set forth in Section 5.1 of this Plan.
3.2    Termination in Connection with a Change in Control.
(a)    In the event that the employment of an Eligible Employee is involuntarily terminated by an Employer (i) upon or within 24 months after a Change in Control for the Chief Executive Officer or (iii) upon or within 18 months after a Change in Control for all other Eligible Employees, for any reason other than death, Disability or Cause, subject to the requirements of Section 3.3, the Employer shall be obligated to provide the severance benefits set forth in Section 5.2 of this Plan.
(b)    In the event that an Eligible Employee gives notice to his Employer of the existence of a condition that constitutes Good Reason (as defined below) (i) upon or during the 24 month period following a Change in Control for the Chief Executive Officer or upon or during the 18 month period following a Change in Control for all other Eligible Employees, and

(ii) within a period not to exceed 90 days of the initial existence of the condition, and the Employer does not remedy the condition within 45 days of the receipt of that notice, the Eligible Employee may voluntarily terminate his employment with the Employer for Good Reason and, subject to the requirements of Section 3.3, the Employer shall be obligated to provide the severance benefits set forth in Section 5.2 of this Plan.
3.3    Severance Benefits’ Conditions.
(a)    As a condition of receiving benefits under this Plan, an Eligible Employee may be required to execute a separation and release agreement (in such form as the Company shall require) in which, among other things, he will (i) acknowledge that the severance benefit he is receiving hereunder represents the full amount payable to him under this Plan, (ii) agree that he has no claim for any other amounts on account of his employment or his termination of employment (other than benefits payable under the terms of any other benefit plans of an Employer) or waive his rights to such other amounts, (iii) give a complete release to the Company and all of its Affiliates, and (iv) in any appropriate case, agree that he will not provide services to or be associated with a competitor of an Employer, solicit customers, employees or consultants of an Employer, disparage the Company or an Employer, or disclose confidential or proprietary information. Any request for a waiver of or modification to any of the covenants of subparagraph (iv) by an Eligible Employee must be presented to and may only be granted by GCC’s Board of Directors. Notwithstanding any provision in this Plan to the contrary, if any such required separation and release agreement is not signed by the terminated employee within such time as required by the Employer, severance benefits under this Plan will be limited to two weeks of base pay, which shall be paid on the Eligible Employee’s next scheduled payday following the expiration of such time period.
(b)    An Eligible Employee will not be considered to be involuntarily terminated so as to be entitled to any severance benefits under this Plan, if as a result of or in connection with his termination:
(i)    he is either transferred to, assumes or is offered a job or position with an Employer or with an Affiliate of an Employer;
(ii)    he is either transferred to, assumes or is offered a job or position with (A) any successor or assign of an Employer, including but not limited to a purchaser or transferee of the stock or substantially all the assets of an Employer or a business unit of an Employer, or (B) an Affiliate of any such entity described in (A);
(iii)    his employment is terminated, but thereafter (and prior to the full payment of severance benefits hereunder), he receives an offer of reemployment or other position with either an Employer, any successor or assign or any Affiliate of an Employer or any successor or assign of such an Affiliate (whether or not he accepts such offer); or
(iv)    his termination is due to his voluntary termination or resignation, including retirement, failure to return from leave of absence, Disability, or death.
(c)    In no event shall a termination of employment with regard to an Eligible Employee occur unless the facts and circumstances indicate that no further services will be performed by the Eligible Employee for an Employer or any Affiliate after the date that is intended to constitute his last day of employment.
(d)    An Eligible Employee who does not remain in his position with the Employer until the termination date (if any) as set by the Employer and who is not otherwise legally absent from that position will not be eligible for severance benefits under this Plan.
(e)    The plan administrator shall determine in all cases whether a termination of employment has occurred and whether an Eligible Employee is entitled to benefits under this Plan. Subject to applicable law, the decisions of the plan administrator shall be binding on all Eligible Employees and other interested parties.
(f)    Notwithstanding anything herein to the contrary, an Eligible Employee will not be entitled to severance benefits if his employment is terminated for Cause, as determined by the plan administrator.
(g)    The Company also retains the right to condition payment of severance benefits upon the faithful performance by the Eligible Employee of any remaining obligations that he may owe to the Company or an Employer including, but not limited to, reimbursement to an Employer for cash advances and debit balances, the completion and return to the Employer of forms or agreements routinely used by the Employer in connection with the hiring and/or the employment of employees, and the return of all Employer property, such as vehicles, identification cards, credit cards, computers or other electronic equipment or items on which recorded data are stored and keys. Principal and interest charges on any unpaid debt to an Employer may be deducted from any severance pay allowances.

4.	CALCULATION OF SEVERANCE PAY.
4.1    Calculation Rules. The amount of severance pay payable to an Eligible Employee shall be subject to the following rules:
(a)    Any severance pay to which an Eligible Employee may be entitled shall be reduced by any amounts to which he may be entitled under the Worker Adjustment and Retraining Notification Act or any other similar federal or state laws.

(b)    Notwithstanding anything herein to the contrary, the Company retains the right to deviate in any reasonable manner from the formula set forth in Section 5 of this Plan, including the right to determine that there shall be no severance pay, either in an individual case or for a group, for good cause; provided, however, that there shall be no such deviation for any individual or group if such deviation would constitute a violation of the Age Discrimination in Employment Act of 1967, as amended, or other applicable law.

5.	SEVERANCE BENEFITS AVAILABLE.
5.1    Involuntary Termination without Change in Control Severance Benefits.
(a)    Severance Pay. If an Eligible Employee is involuntarily terminated and satisfies the conditions to receive severance benefits under Section 3.1 of this Plan, the amount of his severance pay shall be as follows:

Chief Executive Officer	2 Years of Base Pay
All other Eligible Employees	1.5 Years of Base Pay

(b)    Bonus. An Eligible Employee shall be entitled to receive 24 months of his Target Bonus for the Chief Executive Officer, or 18 months of his Target Bonus for other Eligible Employees, in the form of a single lump sum payment. The Employer shall pay such amount no later than March 15th following the end of the calendar year in which the termination date occurred. All Eligible Employees shall also receive their bonus for the year of termination, based on relevant company performance for the year in which the termination date occurs, prorated for service through the termination date.
(c)    Welfare Plan Participation. Subject to the requirements of this paragraph, an Eligible Employee shall be entitled to remain a participant in or, if not eligible to remain a participant, to receive the premium or premium equivalent costs for the Employer’s health plans and life insurance plans in which he was a participant on the date of his termination of employment (or subsequent similar plans) on the same terms and conditions as are applicable to similarly situated active employees until, with regard to any such plan, the occurrence of the earlier of (1) the expiration of 24 months for the Chief Executive Officer, or 18 months for other Eligible Employees, following such termination of employment or (2) the date that he becomes covered by a comparable benefit plan. An Eligible Employee shall comply with any and all requests for information, including with regard to his status of coverage under any plan, that the plan administrator may make in order to determine the Eligible Employee’s eligibility for the benefits under this Plan. The premium or premium equivalent costs for the Employer’s health plans and life insurance plans shall be determined as of the termination date and shall be based on the COBRA rate for health coverage and the Employer’s cost for life insurance coverage, in each case net of the employee cost share applicable to similarly situated active employees.

(d)    Outplacement. The Eligible Employee shall be entitled to receive outplacement assistance in an amount not to exceed $50,000 in the case of the Chief Executive Officer, and $25,000 for other Eligible Employees, provided that no expenses incurred after the last day of the second taxable year of the Eligible Employee following the taxable year in which the termination of employment occurred will be covered, and the assistance must be paid no later than the end of the third taxable year of the Eligible Employee following the taxable year in which the termination of employment occurred.
5.2    Involuntary Termination (including Good Reason) Change in Control Severance Benefits.
(a)    Change in Control Severance Pay. If an Eligible Employee is involuntarily terminated and satisfies the conditions to receive severance benefits under Section 3.2 of this Plan, the amount of his severance pay shall be as follows:

Chief Executive Officer	3 Years of Base Pay
All Other Eligible Employees	2 Years of Base Pay

(b)    Bonus. An Eligible Employee shall be entitled to receive three years of his Target Bonus for the Chief Executive Officer, or two years of his Target Bonus for other Eligible Employees, in the form of a single lump sum payment. Such amount shall be paid no later than March 15 following the end of the calendar year in which the termination date occurred. All Eligible Employees shall also receive their bonus for the year of termination, based on relevant company performance for the year in which the termination date occurs, prorated for service through the termination date.
(c)    Welfare Plan Participation. Subject to the requirements of this paragraph, an Eligible Employee shall be entitled to remain a participant in or, if not eligible to remain a participant, to receive the premium or premium equivalent costs for the Employer’s health plans and life insurance plans in which he was a participant on the date of his termination of employment (or subsequent similar plans) on the same terms and conditions as are applicable to similarly situated active employees until, with regard to any such plan, the occurrence of the earlier of (1) the expiration of three years for the Chief Executive Officer, or two years for other Eligible Employees, following such termination of employment or (2) the date that he becomes covered by a comparable benefit plan. An Eligible Employee shall comply with any and all requests for information, including with regard to his status of coverage under any plan, that the plan administrator may make in order to determine the Eligible Employee’s eligibility for the benefits under this Plan. The premium or premium equivalent costs for the Employer’s health plans and life insurance plans shall be determined as of the termination date and shall be based on the COBRA rate for health coverage and the Employer’s cost for life insurance coverage, in each case net of the employee cost share applicable to similarly situated active employees.
(d)    Outplacement. The Eligible Employee shall be entitled to receive outplacement assistance in an amount not to exceed $50,000 in the case of the Chief Executive Officer, and $25,000 for other Eligible Employees, provided that no expenses incurred after the last day of the second taxable year of the Eligible Employee following the taxable year in which the termination of employment occurred will be covered, and the assistance must be paid no later than the end of the third taxable year of the Eligible Employee following the taxable year in which the termination of employment occurred.
(e)    Equity Vesting. Eligible Employees upon termination shall immediately vest in all unvested options and stock awards received pursuant to the GCC 1997 and 2000 Stock Incentive Plans, with all such options exercisable until the expiration stated in the applicable Plan.
(f)    Reduction of Payments. In the event that an Eligible Employee becomes entitled to payments under Sections 5.2(a)-(e) above, if any portion of such severance payments, either alone or together with other payments or benefits, either cash or non-cash, that the Eligible Employee has the right to receive from an Employer, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Eligible Employee under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such severance payment or other benefits under this Agreement (the “Payments”) shall be reduced to the largest amount that will not result in receipt by the Eligible Employee of a parachute payment under Section 280G, if reducing the Payments under this Agreement will provide the Eligible Employee with a greater net after-tax amount than would be the case if no reduction was made. The Payments shall be reduced as described in the preceding sentence only if (A) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (B) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Eligible Employee would be subject with respect to the unreduced Payments. Only amounts payable under this Agreement shall be reduced pursuant to this subsection (f). The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. All determinations to be made under this subsection (f) shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to the Change in Control, and shall be made at the sole expense of the Company.

6.	PAYMENT OF SEVERANCE PAY.

6.1    Number of Payments. The Eligible Employee’s Employer shall pay the severance pay payable under Section 5.1(a) or Section 5.2(a), as applicable, in equal installments based on the number of regularly scheduled payroll periods (applicable to similarly situated active executives) during the Severance Period. “Severance Period” means the applicable period of time set forth in Section 5.1(a) or 5.2(a), as applicable. The Employer shall pay the prorated bonus for the year of termination on the date on which bonuses are paid to other employees of the Employer under the applicable annual bonus plan; provided that the Employer may pay amounts other than 409A Amounts (defined below) on an earlier date in the sole discretion of the plan administrator. The Employer shall pay any monthly amounts attributable to health and life insurance premiums as described in Section 5.1(c) or Section 5.2(c), as applicable, on the first payroll date of each month during the Severance Period.
6.2    Initiation of Payments. The installment payments under Section 5.1 or 5.2, as applicable, shall commence within 45 days after the Eligible Employee’s termination of employment with the Company and shall correspond to regularly scheduled payroll dates. The first payment shall include any unpaid severance payments for the period from the termination date through the first payment date. The payment of one or more installments, other than installments representing 409A Amounts, may be accelerated in the sole discretion of the plan administrator. Any payment shall be net of any required withholding or other employment taxes. All payments are subject to the Eligible Employee’s executing, and not revoking, any required separation and release agreement as described in Section 3.3.
6.3    Death of Eligible Employee. If an Eligible Employee dies prior to the payment of all severance benefits under this Plan, the remainder shall be paid to his estate in accordance with the provisions of this Plan.

7.	CODE SECTION 409A COMPLIANCE.
7.1    General Rules. Each installment of severance pay and each other separately identified amount under this Plan shall constitute a separate payment for purposes of Treasury Regulation § 1.409A-2(b). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation § 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation § 1.409A-1(b)(9)(iii), to the maximum extent permitted by that regulation, with any excess amount and any other benefit under this Plan that is subject to the requirements of Code Section 409A (“409A Amount”) being regarded as subject to the distribution requirements of Code Section 409A(a)(2)(A), including, without limitation, the requirement of Code Section 409A (2)(B)(i) that payment be delayed until the date that is six months after separation from service if the Eligible Employee is a “specified employee,” as defined in Code Section 409A, at the time of such separation from service. All

409A Amounts to be paid upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of payment of a 409A Amount. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of an Eligible Employee’s execution of a release, directly or indirectly, result in the Eligible Employee designating the calendar year of payment of a 409A Amount, and if payment of a 409A Amount that is subject to execution of a release could be made in more than one taxable year, based on timing of the execution of the release, payment shall be made in the later taxable year.
7.2    Reimbursements and In-Kind Benefits. Any severance benefit under this Plan to which Section 409A applies that constitutes a reimbursement or in-kind benefit shall be subject to the following, as required by the Treasury regulations under Section 409A: (a) the amount of expenses eligible for reimbursement or in-kind benefits provided during an Eligible Employee’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year; (b) the reimbursement of an eligible expense shall be made on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

8.	ADMINISTRATION.
The Company shall be responsible for the administration of this Plan and shall serve as plan administrator. The Company may appoint or employ such persons as it deems necessary to render advice with respect to any responsibility of the Company under this Plan. The Company shall have the discretionary authority to decide all questions concerning the eligibility of any person to participate in this Plan, the right to and amount of any benefit payable under this Plan to any individual and the date on which any individual ceases to be a Plan participant. The Company may allocate to any one or more of its employees any responsibility it may have under this Plan. Any such person who receives full-time pay from the Company or any Affiliate shall receive no compensation from this Plan for his services in such capacity (other than expense reimbursements). Any such person shall not have any fiduciary responsibilities under this Plan. As plan administrator, the Company shall maintain records of this Plan’s administration and shall be responsible for the handling, processing and payment of any claims for benefits under this Plan.

9.	CLAIMS PROCEDURE.
9.1    Notification of Benefit Determination and Initiation of Claims.

(a)    The Company shall notify each Eligible Employee who the Company determines is entitled to benefits under this Plan of his entitlement to receive such benefits and shall provide any forms required in connection with the application for such benefits.
(b)    If any such Eligible Employee disagrees with the determination of his benefits, he may submit a written statement describing the basis of his claim for benefits, together with any forms required in connection with the application for such benefits.
(c)    Any Eligible Employee who is not so notified but believes that he is entitled to benefits under this Plan may submit a written statement describing the basis of his claim for benefits and requesting any forms required in connection with the application for such benefits.
(d)    Each Eligible Employee claiming a benefit under this Plan must complete and file with the Company any required application forms.
9.2    Claim Denial. If the claim of an Eligible Employee is wholly or partially denied after he has completed the required documents as described above, he shall be notified by registered mail within 90 days after the written claims statement is submitted, or within 90 days after any required application forms are filed, if later (except that in special circumstances the Company may take an additional 90 days to consider its decision, in which case the Eligible Employee will be notified of the extension). Such notification shall set forth:
(a)    the specific reasons for the denial (including reference to any pertinent Plan provisions on which the denial is based);
(b)    if applicable, a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and,
(c)    the claims review procedure and the time limits applicable to such procedures, including a statement of the right to institute an arbitration proceeding under Section 13.9.
9.3    Review of Claim Denials.
(a)    The Company will review such claim denials. Any Eligible Employee who has filed a claim for benefits may make a written request to the Company, within 60 days after denial of his claim, for a review of such claim. Any such request may include a statement by the Eligible Employee of any relevant issues and comments and may include a request for an opportunity to review this Plan and any other pertinent documents (which will be made available to him within 30 days after such request is received at a convenient location during business hours).

(b)    The Eligible Employee claiming benefits shall be notified of the final decision of the Company within 60 days after his request for a review is received. However, if the Company finds it necessary due to special circumstances (such as, for example, the need to hold a hearing), to extend this period and so notifies the claimant in writing, the decision shall be rendered as soon as practicable, but in no event later than 120 days after the claimant’s request for review. The decision shall be in writing and shall set forth the specific reasons for the denial (including reference to any pertinent Plan provisions on which the denial is based). Such decision shall be final and conclusive on all persons claiming benefits under this Plan, subject to applicable law.

10.	FUNDING.
This Plan shall not be funded through a trust, an insurance contact or otherwise, and all benefit payments from this Plan shall be made from the general assets of an Employer or the Company. Accordingly, an Eligible Employee shall not have any claim against specific assets of an Employer or the Company and shall be only a general creditor with respect to any rights he may have under this Plan.

11.	AMENDMENT AND TERMINATION.
This Plan may be amended or terminated, in whole or in part, at any time by a written instrument signed by the President of the Company, subject to approval by the Compensation Committee of the Board of Directors of GCC. Any amendment or proposed termination following a Change in Control requires the consent of a majority of the then Eligible Employees. Any such Plan amendment or termination may apply to all employees, or only to designated classes of employees (including former employees). Any provision of this Plan may be modified for any class of employees by any Appendix attached hereto. Upon termination of this Plan, an Employer or the Company shall have no further liability hereunder, and all Plan benefits (except for any amounts payable to employees who separated from service before the date of Plan termination) shall cease.

12.	ADOPTION AND WITHDRAWAL BY AFFILIATES.
12.1    Adoption by Affiliates. Subject to receiving the approval of the board of directors of the Company (“Company Board”), an Affiliate of the Company may adopt this Plan pursuant to appropriate written resolutions of its board of directors. The effective date of this Plan for any such adopting affiliate shall be that stated in the resolutions, and from and after such effective date, the adopting affiliate shall assume all the rights, obligations, and liabilities under this Plan with respect to its Eligible Employees. The administrative powers and control of the Company, as provided in this Plan, including the sole right to amend, shall not be diminished by reason of participation of any such affiliate in this Plan.

12.2    Special Provisions by Affiliates. With the approval of the Company, an adopting affiliate may elect to have special provisions apply with respect to its Eligible Employees. Such special provisions, which may differ from the provisions of this Plan which are applicable to employees of other affiliates, shall be stated in this Plan text or in an Appendix to this Plan.
12.3    Withdrawal. Any Affiliate of the Company participating in this Plan may withdraw from this Plan at any time without affecting other Affiliates of the Company. The Company Board may, in its absolute discretion, terminate an adopting affiliate’s participation at any time.

13.	MISCELLANEOUS.
13.1    Other Benefits. The payment of severance benefits under this Plan shall not be taken into account to increase any benefits provided (or continue coverage) under any other plan or policy of an Employer or any Affiliate, except as otherwise specifically provided in such other plan or policy.
13.2    No Assignments. No benefit payable under this Plan may be assigned, transferred, pledged as a security for indebtedness or otherwise encumbered, or subjected to any legal process for the payment of any claim against an employee.
13.3    At-Will Employment. This Plan does not create a contract of employment or give any employee the right to continued employment or change the at-will nature of any employee’s employment with an Employer.
13.4    Savings. If any provision of this Plan should be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Plan, and this Plan shall be construed and enforced as if such provisions had not been included.
13.5    Construction.
(a)    Whenever appropriate in this Plan, words used in the singular may be read in the plural; words used in the plural may be read in the singular; and words importing the masculine gender shall be deemed equally to refer to the feminine or be neutral. Any reference to a Section shall refer to a Section of this Plan, unless otherwise indicated.
(b)    The headings of sections are included solely for convenience of reference, and if there he any conflict between such headings and the text of this Plan, the text shall control.
13.6    Choice of Law. Except to the extent preempted by federal law, this Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Kentucky.

13.7    Participation in Other Benefit Plans. The payment of severance benefits under this Plan shall not cause any individual to be deemed an employee of the Employer for purposes of participation or accrual of benefits under any other plan or program of employee benefits sponsored by the Employer.
13.8    Administrative Compliance with Section 409A. To the extent applicable, this Plan is intended to comply with Code Section 409A and applicable guidance thereunder, and the provisions of this Plan shall be construed in accordance with that intention so as to avoid any adverse tax consequence to an employee. Any provision required for compliance with Code Section 409A that is omitted from this Plan shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Plan to the same extent as though expressly set forth herein.
13.9    Arbitration of Differences Over the Plan. Any controversy, dispute or claim arising out of or relating, in any way, to this Plan or a purported breach of the Plan shall be settled through arbitration proceedings conducted in Cincinnati, Ohio in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The matter shall be heard and decided, and awards rendered by, a panel of three arbitrators. An Employer and the Executive shall each select one arbitrator and the American Arbitration Association shall select the third arbitrator, each of whom shall be on the American Arbitration Association’s national panel of commercial arbitrators. The award rendered by this arbitration panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction. The Executive’s Employer shall pay all arbitration fees, including those of the arbitrators, unless the panel makes a factual finding or conclusion that the Executive’s claim in the matter was frivolous. Likewise, the Executive’s Employer shall pay his legal fees in all disputes, other than those deemed frivolous. The Executive shall be responsible for all of his fees and costs along with 50% of all arbitration fees in any matter the arbitrators find frivolous.
13.10    Other Benefits Unaffected. Nothing herein shall alter, in any way, any vested benefits or the terms of any benefit, bonus or stock plan under which an Executive is covered.
13.11    Successors. The Company and each Employer which has adopted this Plan shall require that any successor or any acquiring entity assume and honor all terms of this Plan.

14.	ADMINISTRATIVE INFORMATION.
14.1    Plan Year. Each plan year begins on January 1 and ends on December 31 of the same year. Records concerning this Plan are kept on a plan year basis.
14.2    Legal Notices. The person designated to receive any legal notices concerning this Plan is:

General Cable Corporation
c/o General Counsel
P.O. Box 601
4 Tesseneer Drive
Highland Heights, KY 41076
(606) 572-8000

15.	DEFINITIONS. For purposes of this plan, the following terms are defined as follows:
(a)    “Affiliate” means any entity with regard to an Employer or a successor or assign if it is considered to be under common control with an Employer or the purchaser or other transferee for purposes of Section 414(b) or 414(c) of the Code; however, the phrase “more than 50 percent” shall be substituted for “at least 80 percent” in the determination of parent-subsidiary status.
(b)    “Base Pay” means an Eligible Employee’s annual rate of salary at the time of his termination of employment, excluding bonuses, the value of any benefits and other forms of additional compensation.
(c)    “Cause” shall include, but is not limited to:
(i)    any willful or continuous neglect of or refusal to perform the employee’s duties or responsibilities with respect to an Employer or its Affiliates;
(ii)    insubordination, dishonesty, fraud, gross neglect or willful malfeasance by the employee in the performance of such duties and responsibilities;
(iii)    the conviction or an entry into a plea of nolo contendere by the Executive with respect to any felony; or
(iv)    any serious violation of company rules or regulations.
(d)    “Change in Control” means the occurrence of any one or more of the following events:
(i)    any person or other entity (other than any of GCC’s subsidiaries or any employee benefit plan sponsored by GCC or any of its subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 50% of the total combined voting power of all classes of capital stock of GCC normally entitled to vote for the election of directors of GCC (the “Voting Stock”),
(ii)    consummation of a sale of all or substantially all of the property or assets of GCC;

(iii)    consummation of a consolidation or merger of GCC with another corporation (other than with any of GCC’s subsidiaries) which results in the shareholders of GCC immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 60% of the Voting Stock of the surviving entity; or
(iv)    a change in the board of directors of GCC occurs with the result that the members of the board on the effective date of this Plan (the “Incumbent Directors”) no longer constitute a majority of such board of directors, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of GCC) whose election or nomination for election was supported by 2/3 of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.
(e)    “Chief Executive Officer” means the Chief Executive Officer of GCC.
(f)    “Code” means the Internal Revenue Code of 1986, as amended.
(g)    “Disability” means the inability to perform the essential function of one’s job with or without accommodations.
(h)    “Good Reason” means the occurrence of any of the following upon or during the 24 month period following a Change in Control for the Chief Executive Officer or upon or during the 18 month period following a Change in Control for all other Eligible Employees:
(i)    a material diminution of the Eligible Employee’s Base Pay or incentive compensation (excluding any reduction in incentive compensation because incentive plan performance objectives and criteria were not met);
(ii)    a material diminution in the Eligible Employee’s authority, duties, or responsibilities; or
(iii)    a material change in the geographic location at which the Eligible Employee is required to perform services (for this purpose, a material change is deemed to occur if the Eligible Employee is required to perform his principal executive functions more than 50 miles from his primary office immediately prior to the change).
(i)    “Target Bonus” means the higher of an Eligible Employee’s current target or the average of the annual incentive bonuses paid to the particular Eligible Employee in the prior three years.

IN WITNESS WHEREOF, the Company has adopted this Plan as of this 19th day of December, 2014.

GK TECHNOLOGIES, INCORPORATED

By	/s/ Gregory B. Kenny
Gregory B. Kenny
	Title:	President